Exhibit 10.1 2013 Short-Term Incentive Plan

Purpose

As a means of rewarding employees for their contribution toward the success of the Company, a 2013 Short-Term Incentive Plan (STIP) has been instituted. The STIP is designed to link a portion of employees’ total compensation to the attainment of specific, measurable, and bottom-line oriented key company performance indicators.

Eligibility	The Plan applies to all non-unionized, regular, salaried, employees of the Company. Eligibility for or receipt of incentive pay should not be considered as automatic, retroactive or precedent based.

Performance Period	The STIP relates to the achievement of performance goals over the period from January 1, 2013 to December 31, 2013.

Plan Design

The STIP is designed to reflect the different employee accountabilities and diversity of positions. In order to tie incentive payouts to employee performance and the achievement of key performance indicators, the STIP’s design is adapted to all groups of employees: Operations, Sales and Corporate.

The amount of award a participant is eligible to receive is expressed as a certain percentage of the employee’s base salary as determined by his grade level. Base salary is the rate in effect at December 31, 2013. The Company determines the threshold, target and maximum incentive payouts to participants, which payout levels vary per grade level. Supervisors are responsible to inform their employees of their respective threshold, target and maximum incentive award payouts.

Discretionary Plan and Plan Administration

▶       Incentive payouts are within the complete and sole discretion of the Company.

▶       The Company will approve actual achievement of performance measures and individual awards based on actual achievement before awards are granted and paid, subject to the overall maximum incentive payout described below under “Maximum and Minimum Payout.”

▶       The Company has the right to adjust any or all awards; this includes the right to eliminate any or all awards for any year despite achievement of performance measures, even if such decision is made after the end of the performance period.

▶ The Company may modify, suspend, amend or terminate the STIP at any time.

▶ Any payment made under this plan is subject to the Company’s recoupment policy.

▶       With respect to any employee, the Company reserves the right to reduce or even cancel incentive awards in the event an employee has demonstrated a lower level of performance than expected, whether or not the Company or group performance levels have been met.

▶ A performance appraisal must be completed for each employee to justify an award under the STIP.

▶ Adjustments may be made to the financial metrics for closure costs, impairment charges and other related charges, severance costs, net loss or gain on the disposition of assets, and similar items.

▶       Adjustments may be made to the cost metrics for specific reasons such as market downtime, major variation in grade mix, major changes in input price, restructuring or reorganization costs, and similar items.

▶ Any adjustment to the performance metrics has to be formally approved before implementation.

▶ Awards under the STIP are to be paid in a lump sum no later than March 15, 2014.

This plan text replaces and supercedes any and all prior versions and summary fact sheet. April 2013	1

Exhibit 10.1 2013 Short-Term Incentive Plan

Performance Metrics	Performance Metrics – Weighting
Performance Metrics

Criteria	Threshold	Target	Maximum
Income from operations (RFP)	$ 212M (80% of Budget)	$265 M (Budget)	$318 M (120% of Budget)
Manufacturing costs[1]	2% > Budget	Budget	2% < Budget
SG&A cost[2]	$144 M	$141 M	$138 M
Profit per metric ton	$65	$82	$98
Safety – OSHA rate[3]	1.1	1.0	≤0.9
Safety – Severity rate[4]	33	30	≤ 27
[1]

For the Hyrdo-Saguenay division, threshold is set at budget, target is set at 2% below budget and maximum payout is set at 5% below budget. Targets based on cost of goods sold are set for the Recycling division. US wood product divisions are tied to the manufacturing costs of the respective paper mills they supply.

[2]	Excluding incentive and equity compensation costs.
[3]

The frequency of safety incidents is the OSHA incident rate measured by the number of days lost due to lost time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked. The calculation methodology for the mills/divisions varies from the calculation methodology for corporate.

[4]

The severity of safety incidents is measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked. Targets based on vehicle incident rate are set for the Recycling division.

% of STIP

Weighting	Pulp/paper mills	Wood products division	Sales	Corporate functions
Income from operations (RFP)	40%	40%	50%	50%
Manufacturing costs (mill/division)	40%	40%
SG&A cost or profit/metric ton			30%	30%
Safety – OSHA (mill/division) (RFP)	15% (mill)	15% (division)	15% (RFP)	15% (RFP)
Safety – Severity (mill/division) (RFP)	5% (mill)	5% (division)	5% (RFP)	5% (RFP)

This plan text replaces and supercedes any and all prior versions and summary fact sheet. April 2013	2

Exhibit 10.1 2013 Short-Term Incentive Plan

Maximum and Minimum Payout

The overall maximum incentive payout under the STIP cannot exceed 7% of the free cash flow (FCF) generated by the Company in 2013 (maximum available envelope). If the total payout determined based on actual achievement of performance metrics exceeds the maximum available envelope, all incentive awards are reduced on a prorata basis. If the total payout determined based on actual achievement of performance metrics is lower than the maximum available envelope, the excess envelope is not distributed to participants.

There is no minimum payout under the STIP.

Cash Flow Measure

For purpose of the STIP, free cash flow is defined as net cash provided by operating activities, less maintenance, safety and environmental capital expenditures, adjusted for:

▶        Cash reorganization and restructuring costs

▶        Additional pension contributions towards past service

▶        Other special items

Vacation	Any payment made pursuant to the STIP is deemed to include any and all vacation pay that may be owed pursuant to applicable minimum employment standards.

Administrative Guidelines

New Hires

An employee hired into a regular position on or before September 30, 2013 is eligible to participate on a prorated basis, effective upon his date of hire. An employee hired into a regular position on or after October 1, 2013 is not eligible for participation in the STIP.

Promotion or Status Changes

▶       If an employee is promoted or demoted to a position covered by a different incentive payout level, any incentive payout calculation will be prorated for time spent in respective positions. In either case, the base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2013.

▶       If an employee is transferred internally, any incentive payout calculation will be prorated for time spent in respective locations or groups. The base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2013.

▶       If an employee’s status changes from temporary salaried, unionized salaried or hourly to regular non-unionized salaried (and vice versa) during the performance period, the employee will be eligible to participate for time spent as a regular non-unionized salaried employee, and any incentive payout calculation will be prorated for time spent as a regular non-unionized salaried employee. The base salary rate used to determine the prorated incentive payout will be the base salary rate in effect at December 31, 2013.

Termination

▶       An employee who retires or who dies during the performance period will be entitled to receive a prorated incentive payout, based on actual achievement for time as an active eligible employee, if and when the Board approves the incentive payouts and does not otherwise cancel payment. For the purpose of this plan, an employee is deemed to retire if he is age 55 or above on his last day of active work.

▶       An employee who is involuntarily terminated and whose last day of active work is on or before June 30, 2013 will not be entitled to receive an incentive payout, unless he is deemed to retire pursuant to the previous paragraph.

▶       An employee who is involuntarily terminated and whose last day of active work is on or after July 1, 2013 will be entitled to receive a prorata amount of an incentive payout, based on actual achievement for time as an active eligible employee, if and when the Board approves the incentive payouts and does not otherwise cancel payment.

This plan text replaces and supercedes any and all prior versions and summary fact sheet. April 2013	3

Exhibit 10.1 2013 Short-Term Incentive Plan

▶ An employee who hands in his resignation from the Company before payment is made will not be eligible to receive an award.

▶       An employee who is terminated for cause, as determined by the Company or his specific employer, in their discretion, whether during the performance period or after the performance period and before actual payouts, will not receive an award.

Administrative Guidelines	Other leaves

▶ Maternity/parental/adoption leave: The length of the leave is not included in the calculation of any incentive payout.

▶ Leave without pay: The length of the leave is not included in the calculation of any incentive payout.

▶ Short-term absence due to illness: The length of the absence is included in the calculation of the incentive payout if it is a bona fide absence pursuant to the disability medical leave procedure.

▶ Long-term absence due to illness (time on long-term disability): The length of the absence is not included in the calculation of the incentive payout.

Approved by: /s/ Richard Garneau Richard Garneau President and Chief Executive Officer

This plan text replaces and supercedes any and all prior versions and summary fact sheet. April 2013	4